                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1

               STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                        SIX MONTHS ENDED
                                              JUNE 30,                           YEARS ENDED DECEMBER 31,
                                        ------------------      --------------------------------------------------------
                                         2004        2003        2003        2002        2001          2000        1999
                                        ------      ------      ------      ------      -------       ------      ------
Ratio of Earnings to Fixed Charges        1.42        1.72        1.36        0.97        (2.04)        1.03        1.72

Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends           1.42        1.72        1.36        0.97        (2.04)        1.03        1.72

Earnings Before Taxes                    4,134       8,161       7,925        (760)     (99,442)         869      23,209
Interest Expense                         5,348       6,652      12,514      17,706       26,737       33,764      32,102
Implicit Interest: *
  Asian King                             1,938       2,029       4,014       4,186        2,154           --          --
  Hickory                                  208         239         462          --           --           --          --
  Green Dale                               802         866       1,700       1,825          475           --          --
  Green Point                            1,479       1,529       3,034       3,129        3,215          816          --
  Green Ridge                               16          26          48          68           88           17          --
Total Fixed Charges                      9,791      11,341      21,772      26,914       32,669       34,597      32,102
Earnings Before Fixed Charges           13,925      19,502      29,697      26,154      (66,773)      35,466      55,311
Preferred Stock Dividends                   --          --          --          --           --           --          --

*assumes portion of rent deemed representative of interest is implicit interest on operating leases